Exhibit 10.17
WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)
RESTRICTED SHARE UNITS AWARD AGREEMENT
(Time-Based Restricted Share Units)
     THIS RESTRICTED SHARE UNITS AGREEMENT (this “Agreement”) , effective as of [insert date] is made by and between Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the “Company”, and the individual (the “Associate”) who has duly completed, executed and delivered the Award Acceptance Form, a copy of which is attached hereto as Schedule A, and which is deemed to be part hereof (the “Acceptance Form”) and, if applicable, the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof;
     WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
     WHEREAS, the Committee (as hereinafter defined) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Share Units (as hereinafter defined) provided for herein to the Associate as an incentive for increased efforts during the Associate’s employment with the Company or its Subsidiaries (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Restricted Share Unit Award;
     NOW, THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     Defined terms in this Agreement shall have the meaning specified in the Plan unless the context clearly indicates to the contrary.
Section 1.1 — Act
     “Act” shall mean the Companies Act 1963 of Ireland.
Section 1.2 — Board
     “Board” shall mean the board of directors of the Company or any duly authorized committee thereof.

Section 1.3 — Cause
     “Cause” shall mean (i) the Associate’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Associate’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Associate in connection with the Associate’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Associate to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Associate’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Associate’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Associate and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Associate’s receipt of such notice.
Section 1.4 — Committee
     “Committee” shall mean the Compensation Committee of the Board (or if no such committee is appointed, the Board).
Section 1.5 — Grant Date
     “Grant Date” shall mean [insert date].
Section 1.6 — Permanent Disability
     The Associate shall be deemed to have a “Permanent Disability” if the Associate meets the requirements of the definition of such term, or of an equivalent term, as defined in the Company’s or Subsidiary’s long-term disability plan applicable to the Associate or, if no such plan is applicable, in the event the Associate is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.
Section 1.7 — Plan
     “Plan” shall mean the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time.
Section 1.8 — Pronouns
     The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.9 — Restricted Share Unit
     “Restricted Share Units” shall mean a conditional right to receive ordinary shares, par value of $0.000115 each in the Company (the “Ordinary Shares” or “Shares”) pursuant to the terms of the Plan upon vesting and settlement, as set forth in Section 3.1 of this Agreement.
Section 1.10 — Secretary
     “Secretary” shall mean the Secretary of the Company.
Section 1.11 — Subsidiary
     “Subsidiary” shall mean with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act.
Section 1.12 — Willis Group
     “Willis Group” shall mean the Company and the Subsidiaries, collectively.
ARTICLE II
GRANT OF RESTRICTED SHARE UNITS
Section 2.1 — Grant of the Restricted Share Units
     Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants to the Associate the number of Restricted Share Units stated in the Acceptance Form (hereinafter called “RSUs”). In circumstances where the Associate is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Associate agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Associate entering into such agreement.
Section 2.2 — RSU Payment
     Subject to Section 5 of the Plan, the Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the nominal value (US$0.000115) per Share. The Committee shall ensure that payment of the nominal value for any Shares underlying the RSUs is received by it on behalf of the Associate at the time the RSUs vest from a Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.
Section 2.3 — Employment Rights
     Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Associate under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The RSUs and the Associate’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary. The Associate hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in his RSUs as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Associate shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
Section 2.4 — Adjustments in RSUs Pursuant to Merger, Consolidation, etc.
     Subject to Sections 8 and 9 of the Plan, in the event that the outstanding Shares subject to RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, shares or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, make an appropriate and equitable adjustment in the number and kind of Shares. In the event of a Change of Control and regardless of whether the RSUs are assumed or substituted by a successor company, the RSUs shall not immediately vest unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.
Section 2.5 — Employee Costs
     The Associate must make full payment to the Company or any Subsidiary by which the Associate is employed (the “Employer”) of all income tax, payroll tax, payment on account, and social insurance contribution amounts (“Tax”), which under federal, state, local or foreign law, it is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where the Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Associate is liable by virtue of the Associate’s participation in the Plan or any social security contributions recoverable from and legally applicable to the Associate (the “Tax-Related Items”), the Associate shall make full payment to the Employer of an amount equal to the Tax-Related Items, or otherwise enter into arrangements acceptable to the Employer or another Subsidiary to secure that such a payment is made (whether by withholding from the Associate’s wages or other cash compensation paid to the Associate or from the proceeds of the sale of Shares acquired at vesting and settlement of the RSUs).
     In the event that the Associate has not made payment of an amount equal to the Tax-Related Items liability, or entered into arrangements to secure that such a payment is made by the date of vesting or shortly thereafter as agreed by the Company, the Associate hereby authorizes and empowers the Company to act on his behalf and procure and effect the sale of a sufficient number of the Shares arising from the vesting or settlement of the RSUs (or other tax event) and pay out of the sale proceeds the Tax-Related Items liability to the Employer.

ARTICLE III
PERIOD OF VESTING AND ISSUANCE OF SHARES
Section 3.1 — Vesting Schedule and Forfeiture Provisions
     (a) The RSUs shall become vested as follows provided that at the vesting date the Associate is still in employment:

Percentage of Shares as to which
Date RSUs Become Vested	RSUs Become Vested
On [insert date]	[insert]%

On [insert date]	[insert]%

On [insert date]	[insert]%
     (b) The RSUs, to the extent not vested, shall be forfeited immediately upon the termination of the Associate’s employment, subject to, and except as otherwise specified within, the terms and conditions of Sections 3.1(c) to 3.1(e) below.
     (c) In the event of a termination of the Associate’s employment as a result of death or Permanent Disability, the RSUs shall become fully vested with respect to all Shares underlying such RSUs.
     (d) In the event of a termination of the Associate’s employment for reasons other than death, Permanent Disability or Cause, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the RSUs. If no determination is made as of the date of termination, then the RSUs shall, to the extent not then vested, be immediately forfeited by the Associate.
     (e) In the event of a Change of Control, the RSUs shall not automatically vest and the Committee shall have the discretion to accelerate the vesting of the RSUs without regard to whether the RSUs are assumed or substituted by a successor company.

     (f) The Associate agrees to execute and deliver the following agreements or other documents in connection with the grant of the RSUs within the period set forth below:
(i)	the Associate must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VI below, if applicable, and deliver it to the Company within 45 days of the receipt of this Agreement;

(ii)	the Associate must execute the form of joint election as described in Schedule B for the United Kingdom and deliver it to his employing company within 45 days of the receipt of this Agreement; and

(iii)	the Associate must execute the RSU Award Agreement Acceptance Form and deliver to the Company within 45 days of the receipt of this Agreement.
     (g) The Committee may, in its sole discretion, cancel the RSUs if the Associate fails to execute and deliver the agreements and documents within the period set forth in Section 3.1(h).
     (i) Shares subject to RSUs that vest shall be delivered within one month following the applicable vesting date.
Section 3.2 — Conditions to Issuance of Shares
     The Shares to be delivered upon the vesting date of the RSUs, in accordance with Section 3.1 of this Agreement, may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions:
     (a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and
     (b) The Associate has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5 of this Agreement.
     Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.

Section 3.3 — Rights as Shareholder
     The Associate shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the vesting of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Associate.
Section 3.4 — Limitation on Obligations
     The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Associate of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Associate for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Associate (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Associate (or his designated entities) or in the certificates themselves.
ARTICLE IV
ADDITIONAL TERMS AND CONDITIONS OF THE RSUs
Section 4.1 — Nature of Award
     In accepting the RSUs, the Associate acknowledges, understands and agrees that:
     (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
     (b) the RSU award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of a RSU, even if RSU awards have been granted repeatedly in the past;
     (c) all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;
     (d) the Associate’s participation in the Plan is voluntary;
     (e) the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;
     (f) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company or any Subsidiary; and
     (g) the future value of the Shares underlying the RSUs is unknown and cannot be predicted with certainty.
Section 4.2 — No Advice Regarding Grant
     The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Associate’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Associate is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
ARTICLE V
DATA PRIVACY NOTICE AND CONSENT
Section 5 — Data Privacy
     (a) The Associate hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Associate’s personal data as described in this Agreement and any other RSU materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Associate’s participation in the Plan.
     (b) The Associate understands that the Company and the Employer may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Associate’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     (c) The Associate understands that Data will be transferred to Morgan Stanley SmithBarney or to any other third party assisting in the implementation, administration and management of the Plan. The Associate understands that the recipients of the Data may be located in the Associate’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Associate’s country. The Associate understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Associate authorizes the Company, Morgan Stanley SmithBarney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Associate understands that Data will be held only as long as is necessary to implement, administer and manage the Associate’s participation in the Plan. The Associate understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Associate understands, however, that refusing or withdrawing his consent may affect the Associate’s ability to participate in the Plan. For more information on the consequences of the Associate’s refusal to consent or withdrawal of consent, the Associate understands that he may contact his local human resources representative.
ARTICLE VI
AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS
Section 6 — Restrictive Covenants and Other Obligations
     In consideration of the grant of RSUs, the Associate shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Associate does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule C shall state none or not applicable.
ARTICLE VII
MISCELLANEOUS
Section 7.1 — Administration
     The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 7.2 — RSUs Not Transferable
     Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Associate or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 — Binding Effect
     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
Section 7.4 — Notices
     Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: General Counsel
and any notice to be given to the Associate shall be at the address set forth in the RSUs Acceptance Form.
     By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Associate shall, if the Associate is then deceased, be given to the Associate’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Associate resident outside the United States of America or the United Kingdom, sent by facsimile or with a recognized international courier service.
Section 7.5 — Titles
     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 7.6 — Applicability of Plan
     The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 7.7 — Amendment
     This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 7.8 — Governing Law
     This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflict of law provisions; provided, however, that the Agreement of

Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.
Section 7.9 — Jurisdiction
     The courts of the state of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.
Section 7.10 — Electronic Delivery
     The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Associate hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 7.11 — Language
     If the Associate has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
Section 7.12 — Severability
     The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 7.13 — Schedule B
     The RSUs shall be subject to any special provisions set forth in Schedule B for the Associate’s country of residence, if any. If the Associate relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Associate, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.
Section 7.14 — Imposition of Other Requirements
     The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Associate to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15 — Counterparts.
     This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
Section 7.16 — Code Section 409A.
     For purposes of U.S. taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Associate to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Associate, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.
IN WITNESS WHEREOF, the Company and the Associate have each executed this Agreement.
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
By:
Name:
Title:

SCHEDULE A
Restricted Share Units Award Agreement — Acceptance Form
WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Name

Number of RSUs Granted

Grant Date
I accept the grant of the Restricted Share Units (“RSUs”) under the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time, and I agree to be bound by the terms and conditions of the Restricted Share Units Award Agreement dated [insert date] and any country-specific terms set forth in Schedule B, thereto.
Signature:
Address:
Once completed, please return one copy of this form to:
General Counsel
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281

U.S.A.
This form should be returned to the above address within 45 days of receipt. Your RSUs may be cancelled if your form is not received by that date.

SCHEDULE B
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNITS AWARD
AGREEMENT
WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN
(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)
Terms and Conditions
This Schedule B includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Associate under the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time (the “Plan”) if the Associate resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.
Notifications
This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Associate’s country as of July 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Associate not rely on the information noted herein as the only source of information relating to the consequences of the Associate’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.
In addition, the information is general in nature. The Company is not providing the Associate with any tax advice with respect to the RSUs. The information is provided below may not apply to the Associate’s particular situation, and the Company is not in a position to assure the Associate of any particular result. Accordingly, the Associate is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Associate’s country apply to the Associate’s situation.
If the Associate is a citizen or resident of a country other than the one the Associate is working in or transfers employment after the Grant Date the information contained in this Schedule B may not be applicable the Associate.
ARGENTINA
Notifications
Securities Law Information
Neither the RSUs nor the Shares underlying the RSUs are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
AUSTRALIA
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
Employee Information Supplement
The Associate understands and agrees that the RSUs are offered subject to and in accordance with the terms of the Plan, the Agreement and the Employee Information Supplement for Associates in Australia. The Associate further agrees to be bound by the terms of the Plan as supplemented by the terms of the RSUs set forth in the Agreement and the Employee Information Supplement.
Notifications
Securities Law Information
If the Associate acquires Shares under the Plan upon the vesting of the RSUs and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Associate should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
AUSTRIA
Notifications
Exchange Control Information
If the Associate holds Shares acquired under the Plan outside of Austria, he or she must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When the Associate sells Shares acquired under the Plan, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Associate’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Consumer Protection Notice
Under certain circumstances, the Associate may be entitled to revoke his or her acceptance of the Agreement on the basis of the Austrian Consumer Protection Act under the following conditions:
(i)	The revocation must be made within one week of the day the Associate signed the Acceptance Form; and

(ii)	The revocation must be in written form to be valid. It is sufficient if the Associate returns the Agreement or Acceptance Form to the Company or the Company’s representative with language which can be understood as the Associate’s refusal to conclude or honor the terms contained in the Agreement. It is sufficient if the revocation is sent within the period discussed above.
BERMUDA
There are no country-specific provisions.
BRAZIL
Notifications
Compliance with the Law
In accepting the grant of the RSUs, the Associate acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the RSUs and the sale of the Shares acquired under the Plan.
Exchange Control Information
If the Associate holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including Shares acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.
In addition, financial transactions, including the repatriation of funds from the sale of Shares, may be subject to the Tax on Financial Transactions (the “IOF”). The IOF is currently set at 0.38%.

CANADA
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
The Following Provisions Apply for Associates Resident in Quebec:
Language Consent
The parties acknowledge that it is their express wish that the Agreement, including this Schedule B, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement relatif à la langue utilisée
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy
This provision supplements Section 5 of the Agreement:
The Associate hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Associate further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Associate further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Associate’s employee file.
CAYMAN ISLANDS
There are no country-specific provisions.
CHILE
Notifications
Securities Law Information
Neither the Company nor Shares purchased under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control and Tax Reporting Information
The Associate must comply with the exchange control and tax reporting requirements in Chile when sending funds into the country in connection with the sale of Shares pursuant to the Plan, and register any investments with the Chilean Internal Revenue Service (the “CIRS”).
The Associate is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends. However, if the Associate decides to repatriate such funds, he or she must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. In such case, the Associate must report the payment to a commercial bank or registered foreign exchange office receiving the funds. The commercial bank or registered foreign exchange office will then submit an affidavit to the Central Bank within a day of receipt of the foreign currency.
If the Associate aggregates investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), he or she must report the investments to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
COLOMBIA
Notifications
Exchange Control Information
Investments in assets located abroad (including Shares) are subject to registration with the Central Bank (Banco de la Repuÿblica) if the Associate’s aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment.
CZECH REPUBLIC
Notifications
Exchange Control Information
Upon request of the Czech National Bank, the Associate may be required to file a notification within 15 days of the end of the calendar quarter in which he or she acquired Shares under the Plan.
DENMARK
Terms and Conditions
Stock Options Act
The Associate acknowledges that he or she received the below Employer Statement in Danish which sets forth the terms of his or her RSUs under the Act on Stock Options.
Notifications

Exchange Control and Tax Reporting Information
The Associate may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, the Associate is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Associate must file a Declaration V (Erklaering V) with the Danish Tax Administration. Both the Associate and the bank/broker must sign the Declaration V. By signing the Declaration V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Declaration V, the Associate authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392
In addition, when the Associate opens a deposit account or a brokerage account with a U.K. or other foreign bank for the proceeds of the sale of Shares, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Associate must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Associate and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Declaration K, the Associate authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true

SPECIAL NOTICE FOR PARTICIPANTS IN DENMARK
EMPLOYER STATEMENT
Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the “Act”), you are entitled to receive the following information regarding the Willis Group Holdings Public Limited Company (the “Company”) offering of share options (“Options”) and restricted share units (“RSUs”) in a separate written statement.
This statement contains information mentioned in the Stock Option Act. Additional terms and conditions of the Options and RSUs are described in the Option and RSU materials, which have been made available to you. In the event of a conflict between a provision contained in this Employer Statement and provisions contained in the Option and RSU materials, this Employer Statement shall prevail. Capitalized terms used but not defined herein, shall have the same meaning as terms defined in the applicable Plan or the Option and/or RSU grant materials.
1.	Grant of Options and RSUs
You have been granted Options or RSUs at the discretion of the Company’s Board of Directors.
2.	Terms or conditions for grant of a right to future purchase/award of Ordinary Shares
The Options and RSUs are offered at the discretion of the Company’s Board of Directors.
3.	Exercise/Vesting Date or Period
Generally, the restrictions on your Options and RSUs will lapse and the Options and RSUs will vest over a period of time and/or on achievement of certain performance criteria, provided that you remain employed by the Company or a Subsidiary, unless otherwise affected by the Act. The exact vesting conditions applicable to your award will be set forth in your Option and RSU materials. Your Options are generally exercisable upon vesting and before the Options terminate or expire, except as otherwise provided in the Option materials.
4.	Option Price
For Options, the Option Price per Share is a price corresponding to the market value of the Ordinary Shares at the time of grant. For RSUs, provided the nominal value per share has been paid to the Company at the time of vesting, no amount is payable by you upon vesting of your RSUs and the issuance of Ordinary Shares to you in accordance with the vesting terms provided in your RSU materials.
5.	Your Rights upon Termination of Employment
Pursuant to the Act, the treatment of your Option and RSU rights upon termination of employment will be determined under Sections 4 and 5 of the Act unless the terms contained in the Option and RSU materials are more favorable to you than Sections 4 and 5 of the Act. If the terms contained in the Option and RSU materials are more favorable to you, then such terms will govern the treatment of your Option and RSU rights upon termination of employment.

6.	Financial Aspects of Options and RSUs
The offering of Options and RSUs has no immediate financial consequences for you. The value of the Ordinary Shares you acquire upon exercise of Options or vesting of RSUs are not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.
Ordinary Shares are financial instruments and investing in stock will always have financial risk. The possibility of profit at the time you sell your Ordinary Shares will not only be dependent on the Company’s financial development, but also on the general development of the stock market, among other things. In addition, in the case of Options, if you exercise your Option and acquired Ordinary Shares, the Shares could decrease in value even below the Option Price.

SÆRLIG MEDDELELSE TIL DELTAGERE I DANMARK
ARBEJDSGIVERERKLÆRING
I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold (“Aktieoptionsloven”) er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger om Willis Group Holdings Public Limited Company’s (”Selskabets”) udbud af aktieoptioner (”Optioner”) og betingede aktier (”restricted stock units” eller ”RSU’er”).
Denne erklæring indeholder de i Aktieoptionsloven nævnte oplysninger. Yderligere vilkår og betingelser for Optionerne og RSU’erne er beskrevet i det Options- og RSU-materiale, som du har fået udleveret. I tilfælde af uoverensstemmelser mellem en bestemmelse i denne Arbejdsgivererklæring og bestemmelserne i Options- og RSU-materialet har denne Arbejdsgivererklæring forrang. Begreber, der står med stort begyndelsesbogstav i denne Arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som de begreber, der er defineret i den gældende Ordning eller i Options- og/eller RSU-tildelingsmaterialet.
1.	Tildeling af Optioner og RSU’er
Du har fået tildelt Optioner og RSU’er efter Selskabets bestyrelses skøn.
2.	Vilkår og betingelser for tildeling af retten til senere at købe/få tildelt Ordinære Aktier
Optionerne og RSU’erne udbydes efter Selskabets bestyrelses frie skøn.
3.	Udnyttelses-/modningsdato eller -periode
Efter en vis periode og/eller ved opnåelse af visse performance-kriterier vil restriktionerne på dine Optioner og RSU’er som udgangspunkt bortfalde, og Optionerne og RSU’erne vil modnes. En forudsætning er dog, at du vedbliver med at være ansat i Selskabet eller i et datterselskab, medmindre andet er fastsat i Aktieoptionsloven. De nærmere modningsbetingelser, som gælder for din tildeling, vil fremgå af Options- og RSU-materialet. Dine Optioner kan som udgangspunkt udnyttes, efter at de er modnet, men før de ophører eller udløber, medmindre andet er fastlagt i Optionsmaterialet.
4.	Optionskurs
For så vidt angår Optioner, er Optionskursen pr. aktie en kurs, der svarer til markedsværdien af aktierne på tildelingstidspunktet. For så vidt angår RSU’er, skal der ikke betales noget beløb ved modningen af dine RSU’er og udstedelsen af Ordinære Aktier til dig i overensstemmelse med modningsbetingelserne i dit RSU-materiale.
5.	Din retsstilling i forbindelse med fratræden
I henhold til Aktieoptionsloven vil dine Optioner og RSU’er i tilfælde af din fratræden blive behandlet i overensstemmelse med Aktieoptionslovens §§ 4 og 5, medmindre vilkårene i Options- og RSU-materialet er mere favorable for dig end Aktieoptionslovens §§ 4 og 5. Hvis vilkårene i Options- og RSU-materialet er mere favorable for dig, vil det være disse vilkår, der er gældende for, hvordan dine Options- og RSU-rettigheder vil blive behandlet i forbindelse med din fratræden.

6.	Økonomiske aspekter ved Optionerne og RSU’erne
Udbuddet af Optioner og RSU’er har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af de Ordinære Aktier, som du erhverver ved udnyttelsen af Optionerne eller ved modningen af RSU’erne, indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige vederlagsafhængige, lovpligtige ydelser.
Ordinære Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en økonomisk risiko. Muligheden for en gevinst på det tidspunkt, hvor du sælger dine Ordinære Aktier, afhænger ikke kun af Selskabets økonomiske udvikling, men også bl.a. af den generelle udvikling på aktiemarkedet. For så vidt angår Optioner, kan det desuden tilføjes, at såfremt du udnytter din Option og køber Ordinære Aktier, kan Aktierne falde til en værdi, der måske endda ligger under Optionskursen.

FINLAND
There are no country-specific provisions.
FRANCE
Notifications
Language Consent
By accepting the RSUs, the Associate confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Schedule B) which were provided in English language. The Associate accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe B) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
GERMANY
There are no country-specific provisions.
GIBRALTAR
There are no country-specific provisions.
HONG KONG
Terms and Conditions
Securities Warning:
The RSU Award and the issuance of Shares upon vesting of the RSUs do not constitute a public offer of securities under Hong Kong law and are available only to employees. The Agreement, Plan, the Agreement for Restrictive Covenants and Other Obligations and other communication materials that the Associate may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents relating to the Plan have been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company and its Subsidiaries and may not be distributed to any other person. The Associate is advised to exercise caution in relation to the offer. If the Associate is in any doubt about any of the contents of the Agreement, Plan or any other communication materials, the Associate should obtain independent professional advice.

INDIA
Notifications
Exchange Control Information
The Associate must repatriate the proceeds from the sale of Shares and any dividends or dividend equivalents received in relation to the Shares to India within 90 days after receipt. The Associate must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Associate’s responsibility to comply with applicable exchange control laws in India.
INDONESIA
Notifications
Exchange Control Information
For foreign currency transactions, there is a statistical reporting requirement when the Indonesian Bank is receiving Rupiah or foreign currency. For transactions of US$10,000 or more, a description of the transaction must be included in the report filed by the bank executing the transaction, and the Associate must complete the Transfer Report Form provided by the bank. For transactions of less than US$10,000, the bank through which the transaction is conducted is only required to submit a report which consists of the type of account and the type of foreign exchange.
Please note that to stabilize the exchange rate, Bank of Indonesia has been imposing some additional restrictions on banks converting U.S. dollars. Associates should check with their bank before converting funds from the sale of Shares.
IRELAND
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
Notifications
Director Reporting Obligation
If the Associate is a director, shadow director1 or secretary of the Company or an Irish

1	A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.

Subsidiary, he or she must notify the Company or the Irish Subsidiary, as applicable, in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).
ITALY
Terms and Conditions
Data Privacy
This provision replaces the Section 5 of the Agreement:
The Associate understands that the Company and the Employer are the Privacy Representative of the Company in Italy and may hold certain personal information about the Associate, including, but not limited to, the Associate’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Associate’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Associate also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Associate’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Associate understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by Morgan Stanley SmithBarney or any other data processor appointed by the Company. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Associate understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Associate further understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Associate’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley SmithBarney or other third party with whom the Associate may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Associate’s participation in the Plan. The Associate understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Associate understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Associate’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Associate understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, the Associate has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Associate should contact the Employer. Furthermore, the Associate is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Associate’s human resources department.
Plan Document Acknowledgement
The Associate acknowledges that the Associate has read and specifically and expressly approves of the following sections of the Agreement: Article II, Grant of the Restricted Stock Units; Article III, Period of Vesting; Article IV, Additional Terms and Conditions of the RSU; Article VI, Agreement for Restrictive Covenants and Other Obligations; Section 7.2, RSUs Not Transferable; Section 7.8, Governing Law; Section 7.9, Jurisdiction, Section 7.10 Electronic Delivery; Section 7.11 Language; Section 7.13, Schedule B, Section 7.14 Imposition of Other Requirements and the Data Privacy section of this Schedule B.

Notifications
Exchange Control Information
The Associate is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (including cash, Shares) combined with other foreign assets exceeds €10,000; and/or (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Associate’s foreign investments or investments held outside of Italy. The Associate is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Associate’s behalf.
KOREA
Terms and Conditions
Exchange Control Requirements
If the Associate receives US$500,000 or more from the sale of Shares, Korean exchange control laws require the Associate to repatriate the proceeds to Korea within 18 months of the sale.
JAPAN
There are no country-specific provisions.
MEXICO
Terms and Conditions
The following sections supplement Sections 2.2 and 4.1 of the Agreement:
Modification
By accepting the RSUs, the Associate understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement
The RSUs grant the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with offices at 51 Lime Street, London EC3M, 7DQ, England, is solely responsible for the administration of the Plan, and participation in the Plan and the grant of the RSUs does not, in any way, establish an employment relationship between the Associate and the Company since the Associate is participating in the Plan on a wholly commercial basis and the sole employer is [INSERT NAME OF SUBSIDIARY(IES) IN MEXICO], nor does it establish any rights between the Associate and the Employer.
Plan Document Acknowledgment.
By accepting the RSUs, the Associate acknowledges that the Associate has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, the Associate further acknowledges that the Associate has read and specifically and expressly approves the terms and conditions in Sections 2.2 and 4.1 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company, any Subsidiary and the Employer are not responsible for any decrease in the value of the Shares acquired upon vesting of the RSUs.
Finally, the Associate hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of the Associate’s participation in the Plan and therefore grant a full and broad release to the Employer, the Company and Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Condiciones y duración
Sin derecho a reclamo o compensación: La siguiente sección complementa la Sección 2.2 y 4.1 de este Acuerdo:
Modificación: Al aceptar las Unidades de Acción Restringida, el Asociado entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.
Declaración de Política: El otorgamiento de Unidades de Acción Restringida que la Compañía realiza bajo este Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin responsabilidad alguna hacia el Asociado.
La Compañía, con oficinas en 51 Lime Street, Londres EC3M, 7DQ, Inglaterra es la única responsable de la administración del Plan y de la participación en el mismo, el otorgamamiento de Unidades de Acción Restringida no establece de forma alguna una relación de trabajo entre el Asociado y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es [INSERT NAME OF SUBSIDIARY(IES)], así como tampoco establece ningún derecho entre el Asociado y el Empleador.
Reconocimiento del Documento del Plan. Al aceptar las Unidades de Acción Restringida , el

Asociado reconoce que ha recibido copias del Plan, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Además, el Asociado reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, y/o cualquier Subsidiaria no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través del conferimiento de Unidades de Acción Restringida.
Finalmente, el Asociado declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, sus Subsidiariascon respecto a cualquier demanda que pudiera originarse en virtud de los Plan.
NETHERLANDS
Notifications
Securities Law Information
The Associate should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired under the Plan. In particular, the Associate may be prohibited from effectuating certain transactions if the Associate has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Subsidiary in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain employees working at a Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Associate has such inside information.
If the Associate is uncertain whether the insider-trading rules apply to him or her, the Associate should consult his or her personal legal advisor.

NEW ZEALAND
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
PERU
Notifications
Securities Law Information
The RSU Award is considered a private offering in Peru; therefore, it is not subject to registration.
POLAND
Notifications
Exchange Control Information
Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information on transactions and balances of the securities and cash deposited in such accounts to the National Bank of Poland if the value of such transactions or balances exceeds €15,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.
PORTUGAL
Notifications
Exchange Control Information
If the Associate acquires Shares under the Plan does not hold the Shares with a Portuguese financial intermediary, he or she must file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for the Associate.
Terms and Conditions
Language Consent
This provision supplements Section 7.11 of the Agreement:
The Associate hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua
O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).
SINGAPORE
Notifications
Securities Law Information
The RSUs are being granted to the Associate pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Associate should note that such RSU is subject to section 257 of the SFA and the Associate will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSU unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Director Notification Obligation
If the Associate is a director, associate director or shadow director of a Singapore Subsidiary, the Associate is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when the Associate receives an interest (e.g., RSUs, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Associate must notify the Singapore Subsidiary when the Associate sells any Shares (including when the Associate sells the Shares acquired under the Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Associate’s interests in the Company or any related company within two days of becoming a director.
SOUTH AFRICA
Term and Conditions
Tax Reporting Information
By accepting the RSUs, the Associate agrees to notify his or her Employer of the amount of income realized at vesting of the RSUs. If the Associate fails to advise his or her Employer of the income at vesting, he or she may be liable for a fine. The Associate will be responsible for paying any difference between the actual tax liability and the amount withheld.
Notifications
Exchange Control Information

The Associate should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Associate is responsible for ensuring compliance with all exchange control laws in South Africa.
SPAIN
Terms and Conditions
Nature of Grant
This provision supplements Sections 2.2 and 4.1 of the Agreement:
In accepting the RSUs, the Associate acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Associate understands and agrees that, as a condition of the grant of the RSU Award, except as provided for in Section 3.1 of the Agreement, the termination of the Associate’s employment for any reason (including for the reasons listed below) will automatically result in the forfeiture the RSUs and loss of the Shares that may have been granted to the Associate and that have not vested on the date of termination.
In particular, the Associate understands and agrees that the RSUs will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of the Associate’s employment prior to vesting by reason of, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, the Associate understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Willis Group. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Willis Group on an ongoing basis. Consequently, the Associate understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares underlying the RSUs shall not become a part of any employment or contract (either with the Company, the Employer or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Associate understands that the grant of the RSU Award would not be made to the Associate but for the assumptions and conditions referred to above; thus, the Associate acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to the Associate of an RSU Award shall be null and void.

Notifications
Securities Law Information
The RSUs described in the Agreement and this Schedule B do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Schedule B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.
Exchange Control Information
The Associate must declare the acquisition of Shares under the Plan, for statistical purposes, to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Tourism and Commerce. The Associate must declare the ownership of any Shares to the DGCI each January while the Shares are owned.
When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), the Associate must inform the financial institution receiving the payment of the basis upon which such payment is made. The Associate will need to provide the institution with the following information: (i) the Associate’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Notifications
Securities Law Information
The RSU Award is considered a private offering in Switzerland; therefore, it is not subject to registration.
TAIWAN
Notifications
Exchange Control Information
The Associate may remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Associate must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM
Terms and Conditions
RSU Payment
This provision supplements Section 2.2 of the Agreement:
The RSUs do not provide any right for the Associate to receive a cash payment and the RSUs will be settled in Shares only.
Tax Withholding Obligations
The following provisions supplement Section 2.5 of the Agreement:
Prior to the relevant taxable or tax withholding event, as applicable, the Associate shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Associate authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Associate’s wages or other cash compensation payable to the Associate by the Company, the Employer, or any Subsidiary at any time; or (2) withholding from the proceeds of the sale of Shares acquired at vesting of the RSUs either through a voluntary broker-dealer sale or through a mandatory broker-dealer sale arranged by the Company (on the Associate’s behalf pursuant to this authorization); or (3) payment directly from the Associate by cheque or cleared funds.
The Associate agrees that if he or she does not pay or the Employer or the Company does not withhold from the Associate the full amount of Tax-Related Items that the Associate owes at vesting, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Associate to the Employer, effective 90 days after the Taxable Event. The Associate agrees that the loan will bear interest at the official rate of HM Revenue & Customs (“HMRC”) and will be immediately due and repayable by the Associate, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Associate by the Employer, by withholding in Shares issued at vesting or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Associate. The Associate also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
The Associate acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in the Section 2.5 of the Agreement, although the Associate acknowledges that the Associate ultimately will be responsible for reporting any income tax or National Insurance Contributions (“NICs”) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election
If the Associate is a U.K. tax resident, the grant of the RSU Award is conditional upon the Associate hereby agreeing to accept any liability for any employer National Insurance contributions (“Employer NICs”) which may be payable by the Employer in connection with the vesting, assignment, release or cancellation of any RSU. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 2.5 of the Agreement. Without prejudice to the foregoing, the Associate agrees to execute a joint election with the Company and/or the Employer (“Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Associate. The Associate further agrees to execute such other joint elections as may be required between the Associate and any successor to the Company and/or the Employer. If the Associate does not make an Election prior to the vesting of the RSUs or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary, the RSUs shall become null and void without any liability to the Company and/or the Employer and will not vest.
UNITED STATES OF AMERICA
Notifications
Exchange Control Information. If the Associate holds assets (i.e., RSUs, shares) or other financial assets in an account outside of the United States and the aggregate amount of said assets is US$10,000 or more, the Associate is required to submit a report of Foreign Bank and Financial Account (“FBAR”) with the United States Internal Revenue Service by June 30 of the year following the year in which the assets in the Associate’s account meet the US$10,000 threshold.